UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 30, 2005

(Date of earliest event reported)
BIOPURE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15167	04-2836871

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
11 Hurley Street, Cambridge, Massachusetts 02141
(Address of principal executive offices, including zip code)
(617) 234-6500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURE
Ex-99.1 Navy Cooperative Research & Development Agreement

Item 1.01. Entry into a Material Definitive Agreement
On September 30, 2005, Biopure Corporation and the U.S. Naval Medical Research Center (NMRC) amended the Navy Cooperative Research and Development Agreement dated March 4, 2003. In the amendment Biopure agreed as follows (if and when Hemopure® is approved for sale for pre-hospital resuscitation in traumatic hemorrhagic shock casualties):
(a)	To pay NMRC 2% of net sales of Biopure’s hemoglobin-based oxygen carrying products for the indication of pre-hospital resuscitation in traumatic hemorrhagic shock. The stated purpose of the fee is “to fund continued after-market follow-up studies.”

(b)	Consistent with applicable law and upon written request of the NMRC, make a good faith effort to provide sufficient doses of Hemopure for contingency resuscitation requirements for the treatment of hemorrhagic shock casualties (where blood transfusion is not available) at Biopure’s cost of manufacture. Biopure’s obligation is to supply up to 1500 units of Hemopure to cover at least 10,000 military personnel for use (i) for special operations and/or (ii) in emergency situations in which military personnel are asked to operate within remote combat environments with high risk of life-threatening exposures.”

(c)	To sell to the U.S. Government Biopure products that consist of or incorporate Hemopure at the lesser of (i) a 10% discount from Biopure’s then-current U.S. list price or (ii) the price that is no higher than the lowest price offered or made available to any of the unaffiliated customers of Biopure in the United States.
A limit of $4,924,550 will apply to the aggregate of (i) the 2% fee, (ii) the 10% discount and (c) the loss (but not any lost profit) on the defense contingency sales described in (b) above. Fees and discounts will be contingent upon completion of the NMRC’s proposed RESUS clinical trial of Hemopure, which is currently on hold by the U.S. Food and Drug Administration.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits

99.1 Navy Cooperative Research and Development Agreement between Biopure Corporation and the U.S. Naval Medical Research Center, as amended through September 30, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOPURE CORPORATION
Date: October 5, 2005	By:	/s/ Francis H. Murphy
Francis H. Murphy
Chief Financial Officer